Exhibit 99.1

Regional Management Corp. Announces First Quarter 2014 Results

Greenville, South Carolina – April 29, 2014 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Total first quarter 2014 revenue was $49.6 million, a 28.4% increase from the prior-year period. Same-store[1] revenue growth for the first quarter of 2014 was 16.8%.

•	Finance receivables as of March 31, 2014 were $501.7 million, an increase of 16.0% from the prior-year period. Same-store finance receivables growth for the first quarter of 2014 was 5.7%.

•	GAAP net income for the first quarter of 2014 was $5.6 million, a 17.1% decrease from the prior-year period. Diluted earnings per share were $0.43 based on a diluted share count of 13.0 million. Excluding $1.4 million of pre-tax benefit related to a one-time reversal of vacation pay liability, non-GAAP net income for the first quarter of 2014 was $4.7 million and diluted earnings per share were $0.36. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

•	Annualized net charge-offs as a percentage of average finance receivables for the first quarter of 2014 was 9.7%, an increase from 6.4% in the prior-year period. Provision for credit losses for the first quarter of 2014 was 34.2% of revenue, an increase from 20.9% in the prior-year period.

•	Regional Management opened 17 new branches in the first quarter of 2014; as of March 31, 2014, Regional Management’s branch network consisted of 281 locations.

“While we continued to see significant top-line and same-store sales growth, our provision for credit losses was well above our estimate for the quarter, causing our net income to fall short of our first quarter goals,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “For the first quarter 2014, our annualized net charge-offs were 9.7% of average finance receivables, necessitating a significant increase in our provision for credit losses. Contractually delinquent accounts decreased sequentially in the quarter from 8.0% to 7.3%, but we expect that

[1]	Defined as stores open for at least 13 months.

the increased level of net charge-offs will continue for several months. As a result, we have already made, and are actively making, a number of operational changes to reduce the level of fluctuation in our delinquencies and net charge-offs going forward. Overall, while we are very disappointed with our performance in the first quarter, our branch growth trajectory and our long-term strategy remains unchanged.”

First Quarter 2014 Results

For the first quarter ended March 31, 2014, Regional Management reported total revenue of $49.6 million, a 28.4% increase from $38.6 million in the prior-year period. Interest and fee income for the first quarter of 2014 was $44.1 million, a 29.5% increase from $34.0 million in the prior-year period, primarily due to a 16.0% year-over-year increase in finance receivables. Insurance income, net for the first quarter of 2014 was $3.3 million, an 11.2% increase from the prior-year period. Same-store revenue growth for the first quarter of 2014 was 16.8%.

Finance receivables outstanding at March 31, 2014 were $501.7 million, a 16.0% increase from $432.3 million in the prior-year period. Finance receivables increased due to the addition of 47 de novo branches and 2 acquired branches since March 31, 2013, as well as the increase in same-store finance receivables, which grew 5.7% in the first quarter.

Provision for credit losses in the first quarter of 2014 was $16.9 million versus $8.1 million in the prior-year period, primarily due to increased net charge-offs combined with elevated delinquency levels. Annualized net charge-offs as a percentage of average finance receivables for the first quarter of 2014 was 9.7%, an increase from 6.4% in the prior-year period. The higher delinquency level and downstream net charge-offs are primarily the result of elevated accounts per employee through the last five months of 2013 and most of the first quarter, which caused challenges in properly servicing the growth in accounts. While Regional Management was able to reduce its accounts per employee by the end of the quarter, it expects higher net charge-off levels will continue for several months primarily due to the previously elevated accounts-per-employee level.

General and administrative expenses for the first quarter of 2014 were $19.9 million, an increase of 19.2% from $16.7 million in the prior-year period, primarily due to increased personnel costs from opening and acquiring an additional 49 branches since March 31, 2013 and partially offset by a $1.4 million one-time benefit in the first quarter of 2014 related to the reversal of vacation pay liability. Regional Management’s efficiency ratio (the percentage of general and administrative expenses compared to total revenue) in the first quarter of 2014 was 40.1%, an improvement of 310 basis points from 43.2% in the prior-year period; excluding the one-time benefit, Regional Management’s efficiency ratio for the first quarter of 2014 would have been 42.9%.

GAAP net income for the first quarter of 2014 was $5.6 million, a 17.1% decrease compared to the prior-year period. Diluted earnings per share for the first quarter of 2014 were $0.43, a decrease from $0.53 in the prior-year period. Excluding $1.4 million of pre-tax benefit related to a one-time reversal of vacation pay liability, non-GAAP net income for the first quarter of 2014 was $4.7 million and diluted earnings per share were $0.36.

2014 De Novo Update

As of March 31, 2014, Regional Management’s branch network consisted of 281 locations. Regional Management opened 17 de novo branches in the first quarter of 2014 and plans to have an additional 11 de novo branches open by the end of the second quarter.

Liquidity and Capital Resources

As of March 31, 2014, Regional Management had finance receivables of $501.7 million and outstanding debt of $310.3 million on its $500.0 million senior revolving credit facility and on its $1.5 million cash management line of credit.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 4:30 PM Eastern. Both the call and webcast are open to the general public.

The dial-in number for the conference call is (866) 318-8612, passcode 55336134. Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available two hours following the end of the call through midnight Eastern on Tuesday, May 6, 2014 at www.RegionalManagement.com and by telephone at (888) 286-8010, passcode 75244588.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue
Interest and fee income	$44,078	$34,046
Insurance income, net	3,295	2,964
Other income	2,208	1,590

Total revenue	49,581	38,600

Expenses
Provision for credit losses	16,945	8,071
General and administrative expenses
Personnel	11,174	10,223
Occupancy	3,420	2,516
Marketing	982	505
Other	4,322	3,442
Interest expense	3,763	3,081

Total expenses	40,606	27,838

Income before income taxes	8,975	10,762
Income taxes	3,365	3,998

Net income	$5,610	$6,764

Net income per common share:
Basic	$0.44	$0.54

Diluted	$0.43	$0.53

Weighted average common shares outstanding:
Basic	12,654,927	12,502,378

Diluted	13,005,639	12,780,508

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Cash	$6,265	$4,121
Gross finance receivables	601,514	658,176
Less unearned finance charges, insurance premiums, and commissions	(99,780)	(113,492)

Finance receivables	501,734	544,684
Allowance for credit losses	(34,325)	(30,089)

Net finance receivables	467,409	514,595
Property and equipment, net of accumulated depreciation	7,370	7,100
Repossessed assets at net realizable value	806	548
Goodwill	716	716
Intangible assets, net	1,219	1,386
Other assets	4,826	5,422

Total assets	$488,611	$533,888

Liabilities and Stockholders’ Equity
Liabilities:
Deferred tax liability, net	$1,802	$2,653
Accounts payable and accrued expenses	9,320	7,312
Senior revolving credit facility	310,315	362,750

Total liabilities	321,437	372,715
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,668,577 and 12,652,197 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1,267	1,265
Additional paid-in-capital	83,706	83,317
Retained earnings	82,201	76,591

Total stockholders’ equity	167,174	161,173

Total liabilities and stockholders’ equity	$488,611	$533,888

Regional Management Corp.

Selected Financial Data

Three Months Ended March 31, 2014 and 2013

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2014		2013
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small installment loans	$274,787	45.3%	$187,658	43.9%
Large installment loans	42,607	26.7%	49,017	27.3%
Automobile purchase loans	177,962	19.7%	171,411	20.4%
Retail purchase loans	30,466	17.9%	30,650	18.0%

Total interest and fee yield	$525,822	33.5%	$438,736	31.0%

Total revenue yield	$525,822	37.7%	$438,736	35.2%

	Components of Increase in Interest and Fee Income Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$9,848	$684	$10,532
Large installment loans	(447)	(61)	(508)
Automobile purchase loans	328	(299)	29
Retail purchase loans	(8)	(13)	(21)

Total increase in interest and fee income	$9,721	$311	$10,032

	Loans Originated (1) Three Months Ended March 31,
	2014	2013
Small installment loans	$128,244	$101,710
Large installment loans	13,583	12,508
Automobile purchase loans	23,696	34,934
Retail purchase loans	8,547	8,923

Total finance receivables	$174,070	$158,075

(1)	Represents gross balance of loan originations, including unearned finance charges

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$12,709	9.7%	$7,057	6.4%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$16,945	34.2%	$8,071	20.9%
General and administrative expenses	$19,898	40.1%	$16,686	43.2%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/growth rate	$446,814	5.7%	$373,563	28.7%
Same store revenue during period/growth rate	$44,583	16.8%	$34,066	14.4%
Number of branches in calculation	221		168

	Finance Receivables as of March 31,
	2014	2013
Small installment loans	$255,061	$180,386
Large installment loans	41,868	46,023
Automobile purchase loans	175,152	175,299
Retail purchase loans	29,653	30,636

Total finance receivables	$501,734	$432,344

Number of branches at period end	281	232
Average finance receivables per branch	$1,786	$1,864

	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$34,325	6.8%	$30,089	5.5%	$24,630	5.7%
Delinquent accounts:
30 to 59 days	$12,034	2.4%	$17,088	3.1%	$9,961	2.3%
60 to 89 days	7,479	1.5%	9,267	1.7%	5,451	1.3%
90 to 119 days	5,653	1.1%	6,842	1.3%	3,767	0.9%
120 to 149 days	4,242	0.8%	5,108	0.9%	2,464	0.6%
150 to 179 days	3,557	0.7%	3,409	0.6%	1,876	0.4%
180 days and over	3,700	0.7%	2,096	0.4%	2,986	0.7%

Total contractual delinquency	$36,665	7.3%	$43,810	8.0%	$26,505	6.1%

Regional Management Corp. and Subsidiaries

Unaudited Non-GAAP Reconciliation of Selected Financial Data

For the Three Months Ended March 31, 2014

(in thousands, except per share amounts)

	Three Months Ended March 31, 2014
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$19,898	$1,388	(1)	$21,286

Income taxes	$3,365	$(521	)(2)	$2,844

Net income	$5,610	$(867)		$4,743

Diluted net income per common share	$0.43			$0.36
Diluted weighted average common shares outstanding	13,005,639			13,005,639

Efficiency ratio	40.1%			42.9%

(1)	Benefit related to the reversal of vacation pay liability
(2)	Tax effect of the reversal of vacation pay liability